Financial Contact:	Mark Van Genderen (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON ANNOUNCES SECOND QUARTER RESULTS
Worldwide Retail Motorcycle Sales Up 10 Percent

        Milwaukee, Wis., July 17, 2006 — Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings per share for its second quarter ended June 25, 2006. Revenue for the quarter was $1.38 billion compared to $1.33 billion in the year-ago quarter, a 3.3 percent increase. Net income for the quarter was $243.4 million compared to $237.4 million, an increase of 2.5 percent over the second quarter of 2005. Second quarter diluted earnings per share (EPS) were $0.91, an 8.3 percent increase compared to last year’s $0.84.

        Harley-Davidson’s worldwide dealer network sold more than 125,000 motorcycles during the second quarter, an increase of 10.0 percent over the prior year. U.S. retail motorcycle sales for the second quarter grew by 8.1 percent and international sales increased by 17.3 percent. “I am very pleased with our retail performance during the quarter,” said Jim Ziemer, President and Chief Executive Officer, Harley-Davidson, Inc. “And looking back over the past 12 months, worldwide retail sales of our motorcycles have grown 8.6 percent. This momentum demonstrates the continued strong appeal of our products and the Harley-Davidson experience,” he said.

        “I am equally pleased with our prospects for the future, given the exciting new products and services we are bringing to market. Last week we introduced our 2007 models to nearly 5,000 dealership employees and owners during our Summer Dealer Meeting in San Diego. The highlight of the meeting was the dramatic unveiling of an all new, state-of-the-art engine, the Twin Cam 96™. This outstanding new engine, mated with our recently-introduced six-speed transmission, is featured in the 2007 Dyna™, Softail®, and Touring models,” said Ziemer.

        “Looking ahead to the remainder of 2006, the Company’s wholesale shipment target for the calendar year remains between 348,000 and 352,000 Harley-Davidson® motorcycles,” said Ziemer. “Our motorcycle shipment plan for the third quarter is 97,000 motorcycles. This includes approximately 12,500 Harley-Davidson motorcycles that were produced in the second quarter to prepare for the new model introduction.”

        “The Company believes that worldwide retail sales of Harley-Davidson motorcycles will support a wholesale unit growth rate in the range of 5 to 9 percent annually and an annual EPS growth rate of 11 to 17 percent,” said Ziemer.

Motorcycles and Related Products Segment – Second Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.03 billion, an increase of $21.7 million, or 2.2 percent over the same period last year. Shipments of Harley-Davidson motorcycles totaled 79,796 units, an increase of 2,668 units, or 3.5 percent over last year’s second quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $251.7 million, an increase of $13.9 million, or 5.9 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes™ apparel and collectibles, totaled $67.1 million, an increase of $3.7 million, or 5.8 percent.

        For the long term, the Company expects the growth rate for P&A revenue to be slightly higher than Harley-Davidson’s motorcycle shipment growth rate, and the General Merchandise growth rate is expected to be lower than the motorcycle shipment growth rate.

        Gross margin for the second quarter of 2006 was 37.5 percent of revenue, equal to the margin for the same period in 2005. Operating margin decreased to 23.6 percent in the second quarter of 2006 from 24.0 percent in the second quarter of 2005.

Motorcycle Retail Sales Data

        Worldwide retail sales of Harley-Davidson motorcycles increased 10.0 percent for the second quarter of 2006 compared to the same period in 2005. In the U.S., retail sales of Harley-Davidson motorcycles increased 8.1 percent for the quarter. The heavyweight motorcycle market in the U.S. increased 9.9 percent for the same period.

        Retail sales of Harley-Davidson motorcycles grew 17.3 percent in international markets during the second quarter of 2006 compared to the second quarter of 2005. Second quarter retail sales increased 15.8 percent in Japan; Europe was up 15.6 percent; Canada was up 13.4 percent and all other international markets combined were up 33.5 percent.

        Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported second quarter operating income of $56.3 million, an increase of $5.2 million, or 10.3 percent compared to the year-ago quarter. This increase was primarily due to higher net interest income and insurance revenues. For the long term, the Company expects the HDFS operating income growth rate to be slightly higher than the growth rate of Harley-Davidson motorcycle shipments.

Income Tax Rate

        The Company’s second quarter effective income tax rate was 36.0 percent compared to 35.5 percent in the same quarter last year.  This increase was due to the expiration of the federal research and development tax credit as of December 31, 2005.  The Company expects its full year effective tax rate in 2006 to be 35.5 percent, assuming the retroactive reinstatement of this tax credit.

Harley-Davidson, Inc. — Six Month Results

        For the first six months of 2006, revenue totaled $2.66 billion, a 3.6 percent increase over the year-ago period. Earnings per share were $1.77, an increase of 9.3 percent compared to the same period last year.

        Through the first six months of this year, shipments of Harley-Davidson motorcycles were 159,302 units, a 3.5 percent increase compared to last year’s 153,844 units. Harley-Davidson motorcycle revenue was $2.04 billion, up 2.6 percent compared to last year’s $1.99 billion. P&A revenue totaled $434.7 million, a 4.8 percent increase over last year’s $414.7 million. General Merchandise revenue totaled $135.6 million, a 10.4 percent increase compared to $122.9 million during the same period in 2005.

        HDFS operating income was $107.9 million, a 3.2 percent increase over last year’s $104.6 million.

Cash Flow

        Cash and marketable securities totaled $1.00 billion as of June 25, 2006, a decrease of $41.7 million during the first half of 2006. Cash flow from operations was $828.8 million and capital expenditures were $89.1 million during the first half of 2006.

Stock Repurchase

        The Company repurchased 7.8 million shares of its common stock at a cost of $392.5 million during the second quarter of 2006. For the first six months, the Company has repurchased 9.9 million shares of its common stock at a cost of $499.5 million. These shares were repurchased under an authorization from the Company’s Board of Directors to buy back 20 million shares. A total of approximately 10 million shares remain under this authorization.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and their retail customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capacity of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) adjust to worldwide economic and political conditions, including changes in fuel prices, (xi) manage the credit quality and recovery rates of HDFS’s loan portfolio, (xii) retain and attract talented employees and (xiii) detect any defects in our motorcycles to minimize delays in new model launches, recall campaigns, increased warranty costs or litigation. In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 25, 2006	June 26, 2005	June 25, 2006	June 26, 2005
Net revenue	$1,377,047	$1,333,264	$2,662,137	$2,568,728
Gross profit	516,326	500,434	1,009,540	964,717
Operating expenses	191,358	181,084	372,260	346,510

Operating income from motorcycles & related products	324,968	319,350	637,280	618,207
Financial services income	98,567	85,302	194,468	174,114
Financial services expense	42,310	34,281	86,580	69,534

Operating income from financial services	56,257	51,021	107,888	104,580
Corporate expenses	6,751	7,012	11,508	14,286

Total operating income	374,474	363,359	733,660	708,501
Investment income and other, net	5,885	4,689	13,202	11,818

Income before provision for income taxes	380,359	368,048	746,862	720,319
Provision for income taxes	136,929	130,657	268,869	255,713

Net income	$243,430	$237,391	$477,993	$464,606

Earnings per common share:
Basic	$0.91	$0.85	$1.77	$1.62
Diluted	$0.91	$0.84	$1.77	$1.62
Weighted-average common shares:
Basic	267,487	280,577	270,133	286,685
Diluted	268,130	281,181	270,783	287,493
Cash dividends per common share	$0.21	$0.16	$0.39	$0.285

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) June 25, 2006	December 31, 2005	(Unaudited) June 26, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$391,967	$140,975	$319,720
Marketable securities	612,508	905,197	416,202
Accounts receivable, net	150,526	122,087	138,413
Finance receivables held for sale	233,167	299,373	212,836
Finance receivables held for investment, net	1,101,587	1,342,393	1,021,490
Inventories	292,757	221,418	225,778
Other current assets	114,613	113,794	102,578

Total current assets	2,897,125	3,145,237	2,437,017
Finance receivables held for investment, net	678,938	600,831	564,526
Other long-term assets	1,467,266	1,509,141	1,264,515

	$5,043,329	$5,255,209	$4,266,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued expenses	$739,510	$668,139	$628,695
Current portion of finance debt	34,605	204,973	7,994

Total current liabilities	774,115	873,112	636,689
Finance debt	1,000,000	1,000,000	800,000
Postretirement healthcare benefits	67,801	60,975	54,652
Other long-term liabilities	233,580	237,517	140,433
Total shareholders’ equity	2,967,833	3,083,605	2,634,284

	$5,043,329	$5,255,209	$4,266,058

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six months ended
	June 25, 2006	June 26, 2005
Net cash provided by operating activities	$828,783	$785,350
Cash flows from investing activities:
Capital expenditures	(89,124)	(75,430)
Finance receivables held for investment, net	(54,485)	(77,074)
Collection of retained securitization interests	26,227	53,751
Net change in marketable securities	293,623	920,539
Other, net	1,719	(9,934)

Net cash provided by investing activities	177,960	811,852
Cash flows from financing acitivies:
Net decrease in finance-credit facilities and
commercial paper	(161,437)	(485,085)
Dividends paid	(104,494)	(80,486)
Purchase of common stock for treasury	(499,543)	(1,014,645)
Excess tax benefits from share-based payments	1,547	6,171
Issuance of common stock under employee
stock option plans	8,176	21,404

Net cash used by financing activities	(755,751)	(1,552,641)
Net increase in cash and cash equivalents	250,992	44,561
Cash and cash equivalents:
At beginning of period	140,975	275,159

At end of period	$391,967	$319,720

Net Revenue and Motorcycle
Shipment Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2006	June 26, 2005	June 25, 2006	June 26, 2005
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,027,800	$1,006,105	$2,036,342	$1,985,056
Buell® motorcycles	29,347	25,925	53,403	45,974
Parts & Accessories	251,703	237,754	434,652	414,658
General Merchandise	67,071	63,406	135,622	122,869
Other	1,126	74	2,118	171

	$1,377,047	$1,333,264	$2,662,137	$2,568,728

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	58,052	58,997	118,322	119,875
Export	21,744	18,131	40,980	33,969

Total	79,796	77,128	159,302	153,844

Motorcycle product mix:
Touring	27,336	26,519	54,873	51,590
Custom	36,714	35,371	72,508	69,657
Sportster®	15,746	15,238	31,921	32,597

Total	79,796	77,128	159,302	153,844

BUELL UNITS
Motorcycle shipments:
Buell	3,539	3,067	6,576	5,536

Retail Sales of Harley-Davidson Motorcycles
Year to Date (June)

	2006	2005
United States	154,041	143,683
Europe*	20,635	18,353
Japan	6,217	5,358
Canada	8,646	7,975
All other markets	7,406	5,530
Total Retail Sales of Harley-Davidson Motorcycles	196,945	180,899

Data Source (subject to update)

Data source for all 2005 and 2006 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

Heavyweight (651+ cc) Market Data
Data Through Month Indicated

	2006	2005
United States (June)	321,839	295,702
Europe* (May)	195,528	183,439

Data Source

United States: Motorcycle Industry Council
Europe: Giral S.A.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom